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Exhibit 10.10.1

FIRST AMENDMENT TO OFFICE LEASE

        This FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is executed as of March 31, 2006 (the "Effective Date") by and between HOUSTON COMMUNITY COLLEGE SYSTEM, a local governmental entity organized pursuant to the Texas Education Code ("Landlord") and PROS REVENUE MANAGEMENT, L.P., a Texas limited partnership, formerly PROS Revenue Management, Inc, ("Tenant").

Introduction

        A.    Landlord and Tenant entered into that certain Office Lease dated as of January 31, 2001 (the "Original Lease") covering 73,200 square feet of RSF (as defined in the Original Lease) on floors 9 and 10 of the Building (as defined in the Original Lease) commonly known as the ComTech Center, Houston, Harris County. Texas, and being described in the Original Lease as the "Premises" after including therein the Subsequent Premises (as defined in the Original Lease).

        B.    The Original Lease is for a term expiring on the Expiration Date (as defined in the Original Lease) and which is currently May 31, 2006.

        C.    Landlord and Tenant desire to further amend the Original Lease subject to the specific terms and conditions of this First Amendment, but not otherwise.

        NOW THEREFORE, in consideration of the of the mutual covenants and agreements contained herein and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration to each party, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

        1.    Capitalized Terms.    Capitalized terms that are used herein but not defined in this First Amendment shall have the meanings given to them in the Original Lease. The term "Lease" as used in this First Amendment shall mean the Original Lease as amended by this First Amendment.

        2.    Premises.    Landlord and Tenant acknowledge and agree that the Premises is comprised of "Floor 9" and "Floor 10" of that certain Condominium Declaration for the 3100 Main Condominium recorded under Clerk's File No. W441927 of the Official Public Records of Real Property of Harris County, Texas on February 20, 2003 (the "Condominium Declaration" and that the Premises consists of 73,200 RSF.

        3.    Base Rent.    Paragraph 1.D of the Original Lease is hereby amended to provide that from and after June 1, 2006 Base Rent will be as follows and otherwise Base Rent will remain unchanged:

DATE	RATE
6/1/06 to 5/31/08	$14.75/RSF
6/1/08 to 5/31/09	$15.75/RSF
6/1/09 to 7/31/11	$16.50/RSF

        4.    Rental Abatement.

          (a)   The portion of Paragraph 1.D of the Original Lease entitled "RENTAL ABATEMENT" is hereby amended and restated in its entirety to read as follows:

"RENTAL ABATEMENT"

            (1)   Commencing on June 1, 2006, the Tenant will be entitled to receive a credit as prepaid Base Rent equal to two (2) months of Base Rent (but not Taxes) based on 65,406 RSF at the $14.75 RSF annual Base Rent rate, to be applied monthly against Base Rent as it becomes due.

            (2)   Commencing on June 1, 2006, Tenant will be entitled to receive a credit (the "9th Floor Credit") as prepaid Base Rent equal to sixteen (16) months of Base Rent based on the 7,794 RSF of the Premises located on the 9th Floor which is not currently built-out and which is depicted on Exhibit A to this First Amendment (the "9th Floor Credit Space") at the $14.75 RSF annual Base Rent rate; provided, however, that at such time as Tenant occupies or uses all or any portion of the 9th Floor Credit Space in any manner (excluding Tenant's continued use of the 9th Floor Credit Space for storage only or the build-out of the 9th Floor Credit Space, but not for any other purposes), the 9th Floor Credit shall no longer be provided to Tenant and Tenant shall immediately begin paying Base Rent on the 9th Floor Credit Space in accordance with the terms of this Lease.

            (3)   Commencing on June 1, 2006, Tenant will be entitled to receive an abatement for the monthly charges for any unreserved Tenant Parking Spaces or for monthly charges for any Tenant Parking Spaces in the Parking Nest (as defined in Paragraph 4.H), if any. for a period of twenty (20) months (the "Parking Abatement")."

          (b)   Tenant acknowledges that it is not entitled to any credits against Rent or any allowances except (i) as expressly provided in Section 4(a) and Section 6(b) of this First Amendment and (ii) the Refurbishment Allowance (as defined below in Section 14 of this First Amendment).

        5.    Tenant's Pro Rata Share.    Paragraph 1.E of the Original Lease is hereby amended and restated in its entirety to read as follows:

          "E.  "Tenant's Pro Rata Share" is equal to the RSF of the Premises divided by the RSF of the Building and currently equals 13.7853%."

        6.    Base Year.

          (a)   Paragraph 1.F of the Original Lease is hereby amended and restated in its entirety to read as follows:

            "Base Year" for Operating Expenses: From the Commencement Date through December 31, 2005, the "Base Year" for Operating Expenses shall be 2001. Commencing on January 1, 2006 and for the remainder of the Term, the "Base Year" for Operating Expenses shall be 2006."

          (b)   Tenant shall not be liable to Landlord for any Excess Operating Expenses for the calendar year 2006. In the event that Tenant has already paid to Landlord any such sums, Tenant will be entitled to a credit against Base Rent equal to such Excess Operating Expenses actually paid by Tenant to Landlord from and after the January 1, 2006 and for the calendar year 2006 (the "2006 Operating Expense Overpayment"). Such Base Rent credit shall continue until such time as any 2006 Operating Expense Overpayment actually paid by Tenant to Landlord shall have been reimbursed to Tenant pursuant to such Base Rent credit.

        7.    Term.    Paragraph 1.G of the Original Lease is hereby amended and restated in its entirety to read as follows:

          "G.  "Term" The term of this Lease for the Premises shall commence on the Commencement Date and expire on July 31, 2011, unless extended or earlier terminated as permitted pursuant to the express terms hereof."

        8.    Notice Addresses.    Paragraph 1.L of the Original Lease is hereby amended and restated in its entirety to read as follows:

          "L.  "Notice Address":

Notices to Tenant shall be sent to Tenant at the Premises
with a copy to Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 Attn: Susan A. Stanton
Notices to Landlord shall be sent to:	With a copy to:
Houston Community College System 3100 Main Street, 12th Floor Houston, Texas 77002 Attention: Mark Lambert Director of Building Operations	Bracewell & Giuliani LLP 711 Louisiana, Suite 2300 Houston, Texas 77002 Attention: Ron I. Erlichman"

        9.    Definition of Rent.    Paragraph 4.A of the Original Lease is hereby amended as follows:

          (a)   The first sentence of Paragraph 4.A is hereby amended and restated in its entirety to read as follows:

            "As consideration for this Lease, commencing on the dates specified in Paragraph 1.D, Tenant will pay Landlord, without setoff or deduction, unless a setoff is specifically permitted by an express provision of this Lease, the total amount of Base Rent, Additional Rent and Premise Taxes due and payable for the Term in the manner set forth in this Lease."

          (b)   The term "Rent" shall mean Additional Rent, Base Rent and Premise Taxes, collectively.

        10.    Operating Expenses Defined.

          (a)   Paragraph 4.D(5) is hereby amended and restated in its entirety to read as follows:

            "(5)    Real estate taxes, assessments, business taxes, excises, association dues directly related to the Property, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with the ownership, use, occupancy, rental, operation or possession of the Property (including, without limitation, personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease (collectively, "Taxes"). Taxes do not include Landlord's income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above). Tenant's share of Taxes for purposes of this Paragraph D.5 and without limiting Tenant's obligations under Paragraph 4.I, shall be based on Tenant's Pro Rata Share of Taxes assessed on, levied against or attributable to the Property other than (i) the Premises, (ii) any portion of the leaseable space in the Building or the retail/office space on the first floor of the Parking Facilities which is used, held or occupied exclusively by Landlord, (iii) any portion of the leaseable space in the Building or the retail/office space on the first floor of the Parking Facilities which is either leased to a third party or being held for lease to a third party, (iv) the Auditorium and (v) the Café."

          (b)   The following is hereby added to the Original Lease as Paragraph 4.E(5) and Paragraph 4.E(6):

            "(5)    The routine operation, repair and maintenance of the "Neo Café" located on the first (1st) floor of the Building (the "Café") including (i) any leasehold build-out, remodeling or interior upgrades to the Café and (ii) any repair and maintenance expenses that would be the responsibility of any tenant occupying the Café if the tenant of the Café was an unaffiliated party; provided, however, that notwithstanding the foregoing or anything herein to the contrary, Landlord shall be permitted to include in Operating Expenses (x) any maintenance, repairs or capital expenditures which would be Landlord's responsibility to perform if the tenant of the Café was an unaffiliated party and which would otherwise be permitted pursuant to the terms of this Lease, including, but not limited to Paragraph 4.D, and (ii) any utilities or services which Landlord typically provides to other tenants in the Building or to the Property generally, such as security, janitorial, electrical, gas, water, sewer, HVAC, etc (but excluding any above building standard services furnished to the Café, provided that nothing herein shall require Landlord to install any submeters within the Café to determine any above building standard utilities being furnished to the Café). In determining the repair and maintenance expenses that would be the responsibility of a tenant or the Landlord, as applicable, the customary repair and maintenance allocation contained in lease agreements between Landlord and unaffiliated tenants of the Building shall be controlling.

            (6)   The routine operation, repair and maintenance of the Auditorium located on the second (2nd) floor of the Building (the "Auditorium"), including any leasehold build-out, remodeling or interior upgrades to the Auditorium; provided, however, that notwithstanding the foregoing or anything herein to the contrary, Landlord shall be permitted to include in Operating Expenses (x) any maintenance, repairs or capital expenditures necessary to maintain the structural, mechanical, electrical, plumbing, HVAC, fire, health and life safety systems and/or or other similar components of the Auditorium or which are related to the maintenance, repair or upgrade of the Building (as opposed to day-to-day maintenance and repairs resulting from normal wear and tear of the Auditorium) and (y) any utilities or services which Landlord typically provides to other tenants in the Building or to the Property generally, such as security, janitorial, electrical, gas, water, sewer, HVAC, etc. (but excluding any above building standard services furnished to the Auditorium, provided that nothing herein shall require Landlord to install any submeters within the Auditorium to determine any above building standard utilities being furnished to the Auditorium).

        11.    Audit.    Paragraph 4.G of the Original Lease is hereby amended to provide that the "Audit Election Period" shall be within ninety (90) days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year).

        12.    Parking.

          (a)   Paragraph 4.H of the Original Lease is hereby amended and restated in its entirety as follows:

          "H.  Parking Permits/Charges.

            (1)   Tenant shall be provided, and shall be required to take and pay for, not less than two (2) unreserved parking spaces in the Parking facilities for each 1,000 RSF of the Premises leased by Tenant (the "Must Take Spaces") with the ability to expand the ratio at any time during the Term, upon thirty (30) days prior written notice to Landlord, to up to four (4) unreserved parking spaces per 1,000 RSF leased by Tenant (the unreserved parking spaces actually taken by Tenant in excess of the Must Take Spaces being referred to herein as the "May Take Spaces" and the Must Take Spaces plus the May Take Spaces actually taken by Tenant being referred to herein collectively as the "Tenant Parking Spaces"). All of the Tenant Parking Spaces (except any that are converted to reserved parking spaces as provided below) shall be on a first come first serve basis in the Parking Facilities.

            (2)   Tenant has been granted the one time right, which Tenant hereby exercises, to convert up to twenty percent (20%) of the Tenant Parking Spaces to reserved parking spaces ("Tenant's One Time Parking Space Conversion"), such conversion to be effective as of the date of this First Amendment. Notwithstanding the foregoing, at any time during the Term, Tenant shall have the right to convert Tenant Parking Spaces from reserved parking spaces to unreserved parking spaces. In the event during the Term Tenant converts more than five percent (5%) of the Tenant Parking Spaces from reserved to unreserved spaces (i.e. the number of reserved Tenant Parking Spaces drops below fifteen percent (15%) of the total number of Tenant Parking Spaces after the exercise of Tenant's One Time Parking Spaces Conversion), thereafter Tenant's right to convert unreserved parking spaces to reserved parking spaces shall be changed to a right to convert up to fifteen percent (15%) of the Tenant Parking Spaces to reserved parking spaces; provided, however, that in the event that Landlord determines, in its sole and absolute discretion as operator of the Parking Facilities, that there is existing availability in the Parking Facilities for additional reserved parking spaces at the time that Tenant requests additional reserved parking spaces, Landlord shall make available to Tenant the right to convert additional Tenant Parking Spaces to reserved parking spaces, but in no event shall Landlord be obligated to provide Tenant with an aggregate amount of reserved parking spaces in excess of twenty percent (20%) of the Tenant Parking Spaces.

            (3)   Tenant has been granted the one time right, which Tenant hereby exercises, to have one half (1/2) of its reserved Tenant Parking Spaces be located on the 4th floor in a contiguous block of spaces and the balance of Tenant's reserved Tenant Parking Spaces to be located on the 5th floor in a similar contiguous block of spaces In the event Tenant subsequently converts any of the Tenant Parking Spaces from reserved parking spaces to unreserved parking spaces, then at such time Tenant will only have the right to request that the reserved Tenant Parking Spaces be arranged in accordance with the preceding sentence, but such right shall be subject to Landlord's determination, in its sole and absolute discretion as operator of the Parking Facilities, that the ability to arrange the reserved Tenant Parking Spaces in such fashion exists and that such arrangement will not adversely affect the operation of the Parking Facilities.

            (4)   The rate for the Tenant Parking Spaces during the Term shall be equal to (i) Forty-five and No/100 Dollars ($45.00) per month for each unreserved Tenant Parking Space (plus applicable taxes), (ii) Seventy-five and No/100 Dollars ($75.00) per month for each reserved Tenant Parking Space (plus applicable taxes) and (iii) Forty and No/100 Dollars ($40.00) per month (plus applicable taxes) for each Tenant Parking Space in the Parking Nest.

            (5)   At any time during the Term, Tenant may opt to create a parking "nest" on the then top floor of the Parking Facilities (currently the 8th floor) (the "Parking Nest"), reserving as many Available Spaces as exist on that floor at the time in question. "Available Spaces" means the parking spaces on the then top floor of the Parking Facilities which are available for parking automobiles and which are not otherwise reserved. In the event that Tenant shall elect to exercise its right to create the Parking Nest, the aggregate number of Tenant Parking Spaces on all of the floors in the Parking Facilities below the floor on which the Parking Nest is located (currently floors 1-7)(the "Covered Floors") shall be reduced by the aggregate number of Tenant Parking Spaces within the Parking Nest with such reduction applying first to any reserved Tenant Parking Spaces located within the Covered Floors and then, after eliminating all reserved Tenant Parking Spaces within the Covered Floors, next to the unreserved Tenant Parking Spaces located within the Covered Floors. Tenant acknowledges that subject to Landlord's repair and maintenance requirements under this Lease, Tenant accepts the floor of the Parking Facilities on which the Parking Nest is located in its then "as-is, where-is" condition and that Landlord shall not be required to make any modifications to such floor of the Parking Facilities to accommodate the Parking Nest, including, but not limited to, creating elevator access.

            (6)   Without limiting Paragraph 4 of the Parking Agreement (Exhibit E) and in the event the Parking Nest is created, if at any time Tenant, its employees, invitees, guests or anyone utilizing the Tenant Parking Spaces at Tenant's direction shall use more than the number of Tenant Parking Spaces permitted in the Covered Floors, then Landlord shall be entitled to exercise all rights permitted under the Lease as well as the rules and regulations of the Parking Facilities, including, but not limited to, removing vehicles from the Parking Facilities.

            (7)   Subject to the terms and conditions of this Paragraph 4.H, Tenant may convert any reserved Tenant Parking Space into an unreserved Tenant Parking Space and relinquish any May Take Spaces upon at least thirty (30) days advance written notice to Lessor."

          (b)   As of the Effective Date of this First Amendment, Tenant has elected to exercise its right to take all of the May Take Spaces for a total of Two Hundred Ninety-Three (293) Tenant Parking Spaces. Of these Tenant Parking Spaces, Two Hundred Thirty-Four (234) Tenant Parking Spaces are unreserved and Fifty-Nine (59) Tenant Parking Spaces are reserved. With respect to the reserved Tenant Parking Spaces, Landlord shall designate such reserved Tenant Parking Spaces (in accordance with the provisions of Paragraph 4.H of the Lease) as soon as reasonably practicable after the Effective Date, provided that Tenant shall pay, subject to the Parking Abatement, the unreserved parking rate until the reserved Tenant Parking Spaces are made available to Tenant.

        13.    Taxes Attributable to the Premises.

          (a)   The following is hereby added to the Original Lease as Paragraph 4.I:

            "I.   Taxes.

            (1)   Notwithstanding anything in this Lease to the contrary, in addition to Base Rent and Additional Rent, Tenant shall be responsible for paying the entire amount of all Taxes assessed on, levied against or attributable to all or any portion of the Premises, Tenant's personal property and improvements and Tenant's leasehold interest in this Lease (the "Premise Taxes"). Notwithstanding Paragraph 4.A of this Lease to the contrary, Landlord shall bill Tenant for the portion of the Premise Taxes that constitutes real estate ad valorem taxes, assessments or charges, any Taxes in lieu thereof and any other Premise Taxes assessed against Landlord's fee interest in the Premises (collectively, "Real Estate Premise Taxes") in equal monthly installments based on Landlord's estimate of the Real Estate Premise Taxes. In the event that during any calendar year Tenant shall pay more or less than the actual payment due by Landlord to the applicable taxing authorities for such Real Estate Premise Taxes, including any overpayment in Real Estate Premise Taxes resulting from a successful protest with the applicable taxing authorities as to the assessed valuation for the Premises, then (i) in the event of an overpayment, Landlord shall apply the overpayment by Tenant against the Real Estate Premise Taxes due or next become due; provided, however, that if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due and (ii) in the event of any underpayment, Tenant shall pay Landlord, within thirty (30) days after Tenant's receipt of an invoice from Landlord, any underpayment of Real Estate Premise Taxes. All other Premise Taxes shall be paid by Tenant directly to the applicable taxing authority fifteen (15) days prior to such Premise Taxes becoming due and payable. In the event, and only in the event, that Tenant has timely paid to Landlord all Real Estate Premise Taxes due for a calendar year required to be paid to Landlord in accordance with the above, Tenant shall not be responsible for the payment of any penalties or interest assessed by the applicable taxing authority as a result of Landlord's failure to timely pay such taxing authority the Real Estate Premise Taxes which Tenant paid to Landlord for such calendar year in question.

            (2)   Landlord has assigned to Tenant, on a revocable basis, the right to protest with the applicable taxing authorities the assessed valuation related to the Premises (but not any other portion of the Building or the Parking Facilities) and used for purposes of calculating the Premise Taxes; provided, however, that (i) Tenant shall undertake any such protests at its sole cost and expense, (ii) if Landlord's participation is required in order for Tenant to undertake such protest, Landlord will cooperate with Tenant in connection with such protest as reasonably required by Tenant, but at no cost, expense or inconvenience to Landlord, (iii) Tenant shall not be permitted to bind Landlord in connection with such protest in any manner without Landlord's consent, such consent to be within Landlord's sole and absolute discretion, except that Landlord shall be reasonable with respect to any request to consent to the reduction in the assessed valuation of the Premises and (iv) Tenant's right to undertake such protests shall be revocable by Landlord upon the earlier of any default or breach by Tenant of this Lease and the Expiration Date, except that with respect to the expiration of the Term only (as opposed to the earlier termination of this Lease), to the extent that such expiration occurs prior to Tenant having had an opportunity to protest the Premise Taxes for the calendar in which the expiration occurs and provided that Landlord has not elected to undertake the protest of the Premise Taxes for such calendar year, Tenant's rights under this Paragraph 4.I(2) shall continue beyond the expiration of the Term and until the later of the deadline for filing a protest with the applicable taxing authority for the Premise Taxes in question and, in the event Tenant has timely filed a protest, the conclusion of the protest process."

          (b)   Tenant has previously paid to Landlord certain outstanding penalties related to the non-payment of certain Real Estate Premise Taxes assessed on the Premises for the calendar years 2003 and 2004 (the "Tax Penalties"). Tenant and Landlord agree to work together to attempt to mitigate the Tax Penalties, but without either party committing to expend any out-of-pocket funds in connection with such effort and provided that Tenant acknowledges that in the event that the Tax Penalties are not reduced or mitigated in any manner, Tenant shall not be entitled to any credit, rebate or compensation of any kind from Landlord for the Tax Penalties. In the event of any reduction by the applicable taxing authorities to the aggregate amount of the Tax Penalties, Landlord shall pay to Tenant or apply to the payment of future Premise Taxes, at Landlord's sole discretion, an amount equal to the adjustment received by Landlord,

        14.    Refurbishment Allowance.    The following is hereby added as Paragraph 4.J to the Original Lease:

          "I.   Refurbishment Allowance.

            (1)   Commencing on June 1, 2006, Tenant shall be entitled to receive a refurbishment allowance of Five and No/100 Dollars ($5.00) per RSF (the "Refurbishment Allowance") for the reimbursement of Tenant's past and future costs in refurbishing the Premises, provided, however, that in order to be entitled to the Refurbishment Allowance, the costs related to refurbishing the Premises must (i) have been incurred between August 15, 2004 and March 31,

    2008, (ii) the expenses must be in the nature of permanent leasehold improvements to the Premises, i.e. carpet, paint, leasehold build-out, HVAC, etc. as opposed to items such as furniture, technology, moving costs, non-permanent fixtures (e.g. cubicles and trade fixtures), office supplies, design fee, other soft costs, etc. ("Build-out").

            (2)   The Refurbishment Allowance will be due to Tenant within thirty (30) days after Landlord's receipt of adequate documentation, as reasonably determined by Landlord, evidencing Tenant's actual, out-of-pocket expenditures for the Build-out in accordance with the requirements of Paragraph 4.J(1) of this Lease; provided, however, that (i) at Landlord's option, the Refurbishment Allowance may be extended to Tenant in the form of a credit against Base Rent commencing at the time the payment is due and continuing until Tenant has received a credit against Base Rent due or coming due equal to the sum Tenant would have been otherwise been paid by Landlord pursuant to this Paragraph 4.J and (ii) Tenant shall not submit invoices for the Refurbishment Allowance to Landlord on more than one (1) occasion per month.

        15.    Building Management.    The following is hereby added to the Original Lease as Paragraph 7.E:

          "E.  Building Management.    Landlord agrees to manage and maintain the Building in a manner consistent with other comparable office buildings of a similar class and age in Houston, Harris County, Texas (the "Management Standard"); provided, however, that (i) the foregoing shall not obligate Landlord to hire a third party manager to manage the Building, (ii) Tenant shall not be entitled to terminate this Lease in the event that Tenant believes Landlord has breached this obligation and (iii) Tenant's sole and exclusive remedy for such failure by Landlord shall be a suit for specific performance. Notwithstanding the foregoing, prior to Tenant exercising its remedy of specific performance for Landlord failing to adhere to the Management Standard, Tenant shall be required to give Landlord written notice, specifying in reasonably sufficient detail, the basis upon which Tenant believes that Landlord has not complied with the Management Standard and the manner in which Tenant proposes that Landlord remedy same. Landlord shall have until the date which is sixty (60) days after Landlord's receipt of such notice to either (i) respond to Tenant that it disagrees with Tenant's belief that Landlord has not complied with the Management Standard or (ii) commence to remedy such failure (but without having any obligation to remedy in the manner suggested by Tenant in its notice). If Landlord commences to remedy such failure within such sixty (60) day period, Tenant shall not be entitled to exercise its remedy of specific performance for so long as Landlord is diligently prosecuting such cure, subject to any cessation of the prosecution of such cure resulting from force majeure or other factors outside of Landlord's control. If, however, Landlord either (i) notifies Tenant prior to the expiration of such sixty (60) day period that it disagrees with Tenant's determination that Landlord has failed to comply with the Management Standard or (ii) Landlord commences within such sixty (60) day period to remedy such failure and diligently prosecutes same, but then subsequently ceases before the cure is achieved and without any basis for such cessation, e.g. force majeure, then Landlord and Tenant shall meet in an effort to resolve such dispute. If after ninety (90) days from and after the first day that Landlord and Tenant met in an effort to resolve such dispute, Landlord and Tenant are still unable to resolve such dispute, then Tenant shall be entitled to pursue, as its sole and exclusive remedy, a suit for specific performance to require Landlord to adhere to the Management Standard."

        16.    Tax Waiver.    Paragraph 32.K of the Original Lease is hereby amended and restated in its entirety as follows:

          "K.  Tax Waiver.    SUBJECT TO PARAGRAPH 4.I(2), TENANT WAIVES ALL RIGHTS PURSUANT TO ALL LAWS TO PROTEST APPRAISED VALUES OR RECEIVE NOTICE OF REAPPRAISAL REGARDING THE PROPERTY (INCLUDING LANDLORD'S PERSONALTY), IRRESPECTIVE OF WHETHER LANDLORD CONTESTS SAME."

        17.    Renewal Option: Right of First Offer.    Rider 1 of the Original Lease is hereby amended (but not restated) as follows:

          (a)   Any Expansion Options (including, but not limited to, the First Expansion Option and the Second Expansion Option) are deleted in their entirety and Tenant acknowledges that the Lease does not contain any expansion options.

          (b)   The preferential right to lease is hereby deleted in its entirety and Tenant acknowledges that the Lease, as hereby amended, does not contain any preferential rights to lease in favor of Tenant other than the Renewal Option, as contained in the Original Lease and modified by this First Amendment, and the Right of First Offer, as contained in this First Amendment.

          (c)   The renewal option (the "Renewal Option") as contained in the Original Lease shall remain in effect in accordance with its current terms except that the following is hereby added to the end of the first full paragraph under the Renewal Option in Rider 1:

            "In the event that Tenant elects to renew as to a partial floor as permitted pursuant to the terms of the renewal option described above, then Tenant shall pay for the cost to demise the Premises. Notwithstanding anything herein to the contrary, this renewal option shall not be exercised by Tenant in the event that (i) Landlord elects to not lease all or any portion of the Premises and instead opts to leave the Premises, or any portion, vacant or (ii) Landlord elects to lease all or any portion of the Premises to any Affiliate of Landlord or (iii) Landlord elects to use all or any portion of the Premises for its own use; provided, however, that if Landlord only elects to cause a portion of the Premises to be left vacant, leased to an Affiliate or used by Landlord, Landlord will offer Tenant the right to renew the Lease as to the portion of the Premises not being left vacant, leased to an Affiliate or used by Landlord pursuant to the terms and conditions of this renewal option except that Landlord shall be required to pay for the cost to demise the Premises if it will include a partial floor.

            Tenant's renewal option as provided above is not subordinate to any tenant of the Building or any third party, other than Landlord and its Affiliates as expressly provided above."

          (d)   The following is hereby inserted into Rider 1 as the Right of First Offer:

"RIGHT OF FIRST OFFER

            Right of First Offer:    Tenant shall have an ongoing right of first offer (the "Right of First Offer") on all Available Space. Such right will be subordinate to all other rights in favor of any third party, e.g. preferential rights to lease, expansion options, renewal rights, right of first offer, etc., and in existence as of February 15, 2006. Anytime Landlord has Available Space, Landlord shall notify Tenant in writing (the "Offer Notice"), which Offer Notice shall include (i) the Market Rental Rate for the Available Space (the "Right of First Offer Space"), (ii) the amount of RSF in the Right of First Offer Space, (iii) how the Right of First Offer Space is divisible and (iv) the amount of reserved/unreserved parking spaces allocated to the Right of First Offer Space. Tenant shall have a period of twenty (20) Business Days to notify Landlord in writing whether it will (x) lease all or, to the extent permitted pursuant to the Offer Notice, a portion of the Right of First Offer Space pursuant to the terms contained in the Offer Notice, (y) lease all or, to the extent permitted pursuant to the Offer Notice, a portion of the Right of First Offer Space but request arbitration of the Market Rental Rate pursuant to the arbitration provision contained in this Rider 1 below or (iii) pass on the option to lease the Right of First Offer Space.

            Renewal of Right of First Offer:    In the event that Tenant shall fail to respond to the Offer Notice in writing within such twenty (20) Business Day period, Tenant shall be deemed to have elected to pass on the option to lease the Right of First Offer Space. If Tenant passes on the option to lease the Right of First Offer Space (or is deemed to have passed), Landlord shall be free to market the Right of First Offer Space without having to provide Tenant with any notice or opportunity to lease the Right of First Offer Space until the date which is one hundred twenty (120) days after Tenant delivered its notice to Landlord that it was electing to not lease the Right of First Offer Space (or the date that Tenant was deemed to have elected same, if applicable) (the "First Offer Refusal Date") and as provided below, except that if during such one hundred twenty (120) period Landlord shall offer third parties the right to lease less than all of the Right of First Offer Space in a manner that is materially different than the manner in which Landlord advised Tenant that the Right of First Offer Space was divisible pursuant to the Offer Notice, Landlord shall provide Tenant with a new Offer Notice identifying such divisibility of the Right of First Offer Space and Tenant shall have five (5) Business Days after its receipt of such new Offer Notice from Landlord to elect to (x) lease a portion, but not all, of the Right of First Offer Space pursuant to the terms contained in the new Offer Notice, (y) lease a portion, but not all, of the Right of First Offer Space but request arbitration of the Market Rental Rate pursuant to the arbitration provision contained in this Rider 1 below or (iii) pass again on the option to lease the Right of First Offer Space. After the First Offer Refusal Date, so long as (i) Landlord has not entered into a lease for the Right of First Offer Space, (ii) Landlord is not in active lease negotiations with a prospective tenant for the Right of First Offer Space and (iii) Landlord is still offering the Right of First Offer Space for lease to third parties (other than Affiliates), then, in such event only, Tenant may give Landlord notice that Tenant will lease the Right of First Offer Space pursuant to the then current Market Rental Rate and the other terms and conditions upon which Landlord is currently offering the Right of First Offer Space for lease. Otherwise, the Right of First Offer as to the Right of First Offer Space will only arise once the Right of First Offer Space has become Available Space after not being available because of a lease to another tenant or Landlord withdrawing the space from the market.

            Terms of Lease of Right of First Offer Space:    If Tenant elects to lease the Right of First Offer Space, (i) the term for such Right of First Offer Space shall be coterminous with the Term of this Lease, (ii) the Base Rent rate for the Right of First Offer Space shall be equal to the Market Rental Rate, (iii) the Right of First Offer Space shall be provided to Tenant on an "As-Is" "Where-Is" basis, with all faults."

          (d)   The Arbitration portion of Rider 1 shall be amended and restated in its entirety with the following:

"ARBITRATION

          Any controversy or claim between the parties arising out of or relating to the Market Rental Rate, and only such matter (the "Market Rate Dispute") may be submitted to arbitration upon either party's written request (provided that Tenant's request must be made within the time periods provided for in the Renewal Option and Right of First Offer sections of this Rider 1 above). Any arbitration conducted under this section will comply with the following, and any determination as a result thereof shall be binding upon the parties:

            (1)   Appointment of Arbitrators.    Landlord and Tenant shall use all reasonable efforts to agree, within ten (10) Business Days following one party's delivery to the other of a written notice requesting the submittal of a Market Rate Dispute to arbitration, upon the appointment of one (1) arbitrator to resolve the Market Rate Dispute. If an agreement on a single arbitrator cannot be reached within such ten (10) Business Day period, Landlord and Tenant shall each appoint an arbitrator within seven (7) Business Days following the expiration of the ten (10) Business Day period and shall specify the name and address of their respective arbitrator to the other party prior to the expiration of such seven (7) Business Day period; provided. however, that if one party fails to specify the name and address of its selected arbitrator within such seven (7) Business Day period the other party shall give such failing party written notice and if within five (5) Business Days after such written notice the failing party still has not specified an arbitrator, the arbitrator selected by the other party shall act as the single arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above. The selected arbitrators shall then meet and if such arbitrators are unable to agree upon the resolution to the Market Rate Dispute, they shall appoint a third arbitrator within twenty (20) days following their appointment. If the two (2) arbitrators are unable to agree upon a third arbitrator within such twenty (20) day period, the third arbitrator shall be appointed as soon as reasonably possible thereafter by the American Arbitration Association (or any successor organization, or if no successor organization shall then exist, by a court of competent jurisdiction residing in Harris County, Texas), subject to the qualification requirements set forth below. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his/her stead, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Immediately following the selection of the final arbitrator, the arbitrator(s) shall meet and, within thirty (30) days following the complete selection of the arbitrator(s), endeavor to resolve the matter; such thirty (30) day period may be extended only to the extent of delay caused by force majeure or if resolution within such thirty (30) day period is not reasonable under the circumstances.

            (2)   Arbitration Proceeding; Decisions of Arbitrators.    Within five (5) Business Days following the selection of all arbitrators, each party shall submit to such arbitrators such party's proposed resolution to the Market Rent Dispute in the form of an annual Base Rent per RSF in accordance with the definition of Market Rental Rate as provided in this Rider 1, together with reasonable evidence supporting such proposed resolution. The arbitrator(s) shall select either the proposed resolution of the Market Rate Dispute submitted by Landlord or the proposed resolution of the Market Rate Dispute submitted by Tenant, whichever proposal such arbitrator(s) deem to be the most correct according to the definitions, terms and requirements set forth in this Lease, with no compromise. The power of the arbitrators shall be exercised by the concurrence of at least two (2) arbitrators, except that if only one arbitrator is required, the decision of such arbitrator shall govern. The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrators so require, a hearing to present the same. In the event of such a hearing, rules of evidence applicable to judicial proceedings in Houston, Texas civil district courts shall govern; provided, however, that evidence will be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall resolve the Market Rate Dispute and shall execute and acknowledge their decision, together with a brief statement describing the rationale for such decision, in writing and deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested. If the arbitrators fail to reach an agreement during such thirty (30) day period (as extended as aforesaid), they shall be discharged, and new arbitration proceedings shall commence, which appointments shall be made in the same manner as set forth above. By agreement in writing, Landlord and Tenant may extend the time to reach agreement either before or after the expiration thereof.

            (3)   Costs.    Each party shall bear their own costs and expenses in connection with the arbitration except that the cost of a single arbitrator or the third arbitrator, as applicable, shall be split equally.

            (4)   Qualifications.    Each arbitrator shall (i) be a real estate broker licensed under the laws of the State of Texas having actively and continuously engaged in leasing transactions involving in the aggregate more than 2,000,000 square feet of rentable area of office space in Houston, Texas for the immediately preceding ten (10) year period. In addition to all of the foregoing, the third arbitrator shall be an independent broker not having any prior relationship representing either Landlord or Tenant.

            (5)   Binding; Complete Defense.    The decision of the arbitrator(s) shall be final and non-appealable, shall be binding on both Landlord and Tenant, and may be enforced in any court of competent jurisdiction. The parties to the arbitration agree that compliance by a party with the provisions of this arbitration provision shall be a complete defense to any suit, action or proceeding instituted in any federal or state court, or before any administrative tribunal by any of the other parties with respect to any Market Rate Dispute, other than a suit or action alleging non-compliance with a final and binding arbitration award rendered hereunder.

          (e)   The following is hereby inserted into Rider 1 at the end of Rider 1:

          "Definitions:

          As used herein, "Available Space" means rentable space within the Building which none of Landlord, St. Luke's Episcopal Health Care System or any of their Affiliates desires to lease, use or, with respect to Landlord or its Affiliates, leave such space vacant and which (i) Landlord has determined to lease to third parties, (ii) an existing tenant lease expires within nine (9) months and such space is not otherwise subject to an existing expansion option, renewal right or preferential option to lease or (iii) can be "recaptured" by Landlord and Landlord actually recaptures such space.

          As used herein, "Affiliate" means any person or entity of any kind directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such person or entity. The term "control", "controlling" or "controlled by" shall mean the possession, directly or indirectly, of the power either to (a) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such person or entity or (b) direct or cause the direction of management or policies of such person or entity, whether through the ownership of voting securities or interests, by contract or otherwise or (c) any person or entity with whom exists a joint venture of any kind,

          As used herein, the exchange of a letter of intent, execution of a letter of intent, lease draft negotiations and the receipt of a proposal to lease shall all constitute "active lease negotiations"."

        18.    Existing Claims.    Tenant hereby waives any claims, damages, suits, liabilities costs or expenses ("Claims") it may have against Landlord with respect to the Lease or all or any part of the Property to the extent such Claims are related to the payment of Taxes, the Tax Penalties and/or the operation or management of the Property and which arose prior to the Effective Date, but not any such Claims arising from and after the Effective Date.

        19.    Brokers.    Tenant represents that it has dealt only with Cushman & Wakefield of Texas, Inc. ("Tenant's Broker") in connection with this First Amendment. Tenant agrees to indemnify, defend, protect and hold Landlord harmless from all claims of any broker, agent or similar person or entity (other than Tenant's Broker) arising by, through or under Tenant and in connection with the Property or this First Amendment. Landlord shall pay a real estate commission to Tenant's Broker equal to four percent (4%) times the Base Rent (and not including Additional Rent, Taxes or Excess Operating Expenses) due by Tenant during the portion of the Term commencing on June 1, 2006 and ending on July 31, 2011, less the abatements provided for in Section 4 of this First Amendment (other than the Parking Abatement).

        20.    Successors and Assigns.    The obligations in this First Amendment shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of the permitted successors and assigns of Tenant.

        21.    Original Lease In Full Force and Effect.    The Original Lease remains in full force and effect and is unchanged except specifically modified by the provisions of this First Amendment. In the event of any conflicts between the terms of the Original Lease and this First Amendment, the terms of this First Amendment shall control.

        22.    Entire Agreement.    This First Amendment and the Original Lease contain all the agreements of the parties regarding the matters discussed in this First Amendment, and no prior agreement, understanding or representation about any such matter is effective for any purpose. The terms and conditions of this First Amendment may not be amended or otherwise affected except by instrument in writing executed by each party to be bound by the instrument. All references in the Original Lease to the "Lease" shall mean and refer to the Original Lease as amended by this First Amendment.

EXECUTED to be effective for all purposes as of the Effective Date.

TENANT:		LANDLORD:
PROS Revenue Management, L.P. (formerly Houston Community College System PROS Revenue Management, Inc.)
By:	/s/ Charles H. Murphy	By:	/s/ Bruce Leslie
Name:	Charles H. Murphy	Name:	Bruce Leslie
Title:	EVP & CFO	Title:	Chancellor

Exhibit "A"

9th Floor Credit Space

[GRAPHIC OF FLOORPLAN]

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FIRST AMENDMENT TO OFFICE LEASE
Introduction
"RENTAL ABATEMENT"
" RIGHT OF FIRST OFFER
Exhibit "A" 9th Floor Credit Space